June 25, 2026 Hartford, Connecticut /s/ RSM US LLP We also consent to the reference to our firm under the heading "Experts" in such Prospectus. Subsidiaries for the year ended December 31, 2025. NewtekOne, Inc. and Subsidiaries, appearing in the Annual Report on Form 10-K of NewtekOne, Inc. and consolidated financial statements, and the effectiveness of internal control over financial reporting of Prospectus of NewtekOne, Inc. and Subsidiaries of our reports dated March 10, 2026, relating to the We consent to the incorporation by reference in this Registration Statement on Form S-3 and related Consent of Independent Registered Public Accounting Firm